Astec Industries, Inc.
News Release
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2012 RESULTS

CHATTANOOGA, TN (February 26, 2013) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2012.

Net income attributable to controlling interest for the fourth quarter of 2012 was $10.7 million or $0.47 per diluted share compared to $8.0 million or $0.35 per diluted share for the fourth quarter of 2011, an increase of $2.8 million or 34%.

As previously announced, the Company sold its American Augers, Inc. subsidiary during the fourth quarter of 2012.  The Company recognized an after tax gain of $3.4 million, or $0.15 per diluted share, on the sale.  All amounts presented in this release and the attached financial information have been restated to reflect discontinued operations related to the sale of American Augers, Inc. on November 30, 2012.  Earnings from continuing operations for the fourth quarter of 2012 were $5.4 million or $0.23 per diluted share compared to $8.3 million or $0.36 per diluted share for the fourth quarter of 2011, a decrease of 36% or $0.13 per diluted share.

Net sales for the fourth quarter of 2012 were $227.6 million compared to $253.3 million for the fourth quarter of 2011, a 10% decrease.  Domestic sales decreased 10% to $129.0 million for the fourth quarter of 2012 compared to $142.9 million for the fourth quarter of 2011.  International sales were $98.6 million for the fourth quarter of 2012 compared to $110.4 million for the fourth quarter of 2011, a decrease of 11%.

Net income attributable to controlling interest for 2012 was $40.2 million or $1.74 per diluted share compared to $39.9 million or $1.74 per diluted share for 2011.

Earnings from continuing operations for 2012 were $33.4 million or $1.45 per diluted share compared to earnings from continuing operations for 2011 of $39.7 million or $1.73 per diluted share, a decrease of 16% or $0.28 per diluted share.

Net sales for 2012 were $936.3 million compared to $908.6 million for 2011, a 3% increase.  Domestic sales increased 5% to $572.5 million for 2012 compared to $543.5 million for 2011.  International sales were $363.8 million for 2012, only slightly changed from $365.1 million for 2011.

The Company’s domestic backlog increased 8%, from $145.0 million at December 31, 2011 to $156.6 million at December 31, 2012.  The international backlog at December 31, 2012 was $107.2 million, a 13% decrease compared to the December 31, 2011 international backlog of $123.6 million.  Total backlog decreased 2% to $263.8 million at December 31, 2012 from $268.6 million at December 31, 2011.  2011 backlog amounts have been restated to reflect the sale of American Augers in 2012.

Consolidated financial information for the fourth quarter and year ended December 31, 2012 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “2012 has been a year of uncertainty for the U.S. economy.  Although Congress finally passed a new 27-month Federal highway funding bill in July, it was too late in the 2012 construction season to have an impact.  Without the certainty of Federal infrastructure spending, many of our customers were reluctant to make capital expenditures.  With the Federal highway funding bill in place we hope to see the release of some of the pent up demand in preparation for the 2013 construction season.  In spite of the uncertainty in the general economy, we continued to develop new and innovative products, expand our markets and develop more efficient ways to build our products.”

Dr. Brock continued, “Although we were pleased to declare and pay a special dividend of $1.00 per share during the fourth quarter of 2012, we continue to focus on finding the right acquisitions and expansion opportunities.  We have put our capital to work with new manufacturing tools at many of our companies.  We look forward to completing our factory in Brazil and shipping our first wood pelletizer order in 2013.  As the economy begins to recover we will be poised to take advantage of opportunities that present themselves.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 26, 2013, at 10:00 A.M. Eastern Time to review its December 31, 2012 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 12, 2013 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 409143.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment.  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance in 2013, the effects on the Company from its backlog, the Federal highway bill, the uncertainty in the general economy, and the success of new product development, and the effect of the research and development tax credit.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2012.  The Company plans to file its Form 10-K timely by March 1, 2013.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec 31	Dec 31
	2012	2011
Assets
Current assets
Cash and cash equivalents	$80,929	$57,505
Receivables, net	89,048	102,060
Inventories	308,622	299,065
Prepaid expenses and other	21,267	26,924
Total current assets	499,866	485,554
Property and equipment, net	182,839	188,018
Other assets	41,860	43,311
Total assets	$724,565	$716,883
Liabilities and equity
Current liabilities
Accounts payable - trade	$46,210	$55,170
Other accrued liabilities	98,159	98,852
Total current liabilities	144,369	154,022
Other non-current liabilities	32,198	33,678
Total equity	547,998	529,183
Total liabilities and equity	$724,565	$716,883

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2012	2011	2012	2011
Net sales	$227,640	$253,293	$936,273	$908,641
Cost of sales	179,574	199,244	729,334	698,149
Gross profit	48,066	54,049	206,939	210,492
Selling, general, administrative & engineering expenses	39,833	41,435	156,843	150,965
Asset impairment charge	-	-	-	2,170
Income from operations	8,233	12,614	50,096	57,357
Interest expense	97	54	339	190
Other income, net of expenses	621	930	2,928	1,965
Income from continuing operations before income taxes	8,757	13,490	52,685	59,132
Income taxes on continuing operations	3,355	5,141	19,096	19,337
Net income from continuing operations	5,402	8,349	33,589	39,795
Net income attributable to noncontrolling interest	37	28	161	102
Net income attributable to controlling interest from continuing operations	5,365	8,321	33,428	39,693
Net income (loss) from discontinued operations	3,001	(351)	5,218	169
Income tax on discontinued opertations	1,000	6	1,817	(56)
Gain on disposal of discontinued operations (net of tax of $1,979)	3,378	-	3,378	-
Net income attributable to controlling interest	$10,744	$7,964	$40,207	$39,918

Earnings per Common Share
Net income attributable to controlling interest from continuing operations
Basic	$0.24	$0.37	$1.47	$1.76
Diluted	$0.23	$0.36	$1.45	$1.73

Net income from discontinued operations
Basic	$0.24	$(0.02)	$0.30	$0.01
Diluted	$0.23	$(0.02)	$0.29	$0.01

Net income attributable to controlling interest
Basic	$0.47	$0.35	$1.77	$1.77
Diluted	$0.47	$0.35	$1.74	$1.74

Weighted average common shares outstanding
Basic	22,693	22,613	22,680	22,589
Diluted	23,057	23,018	23,051	22,984

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	59,663	77,404	34,344	20,985	35,244	227,640
2011 Revenues	68,009	84,630	45,424	16,379	38,851	253,293
Change $	(8,346)	(7,226)	(11,080)	4,606	(3,607)	(25,653)
Change %	(12.3%)	(8.5%)	(24.4%)	28.1%	(9.3%)	(10.1%)

2012 Gross Profit	15,733	18,041	6,396	2,026	5,870	48,066
2012 Gross Profit %	26.4%	23.3%	18.6%	9.7%	16.7%	21.1%
2011 Gross Profit	16,665	21,552	10,804	(1,028)	6,056	54,049
2011 Gross Profit %	24.5%	25.5%	23.8%	(6.3%)	15.6%	21.3%
Change	(932)	(3,511)	(4,408)	3,054	(186)	(5,983)

2012 Profit (Loss)	7,477	4,852	1,086	(1,065)	(7,438)	4,912
2011 Profit (Loss)	8,889	8,379	5,666	(3,644)	(12,030)	7,260
Change $	(1,412)	(3,527)	(4,580)	2,579	4,592	(2,348)
Change %	(15.9%)	(42.1%)	(80.8%)	70.8%	38.2%	(32.3%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2012	2011	Change $
Total profit for all segments	$4,912	$7,260	$(2,348)
Net income attributable to non-controlling interest in subsidiary	(37)	(28)	(9)
Recapture of intersegment profit	490	1,089	(599)
Net income attributable to controlling interest from continuing operations	5,365	8,321	(2,956)
Income (loss) from discontinued operations net of tax	2,001	(357)	2,358
Gain on sale of discontinued operations, net of tax	3,378	-	3,378
Net income attributable to controlling interest	$10,744	$7,964	$2,780

Astec Industries, Inc.
Segment Revenues and Profits
For the Twelve months ended December 31, 2012 and 2011
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Revenues	234,562	355,428	158,115	82,802	105,366	936,273
2011 Revenues	260,404	333,278	187,988	37,683	89,288	908,641
Change $	(25,842)	22,150	(29,873)	45,119	16,078	27,632
Change %	(9.9%)	6.6%	(15.9%)	119.7%	18.0%	3.0%

2012 Gross Profit	53,468	90,554	34,727	9,864	18,326	206,939
2012 Gross Profit %	22.8%	25.5%	22.0%	11.9%	17.4%	22.1%
2011 Gross Profit	61,151	83,389	49,962	478	15,512	210,492
2011 Gross Profit %	23.5%	25.0%	26.6%	1.3%	17.4%	23.2%
Change	(7,683)	7,165	(15,235)	9,386	2,814	(3,553)

2012 Profit (Loss)	21,018	34,687	10,721	(2,238)	(30,080)	34,108
2011 Profit (Loss)	29,310	31,493	26,485	(7,318)	(38,229)	41,741
Change $	(8,292)	3,194	(15,764)	5,080	8,149	(7,633)
Change %	(28.3%)	10.1%	(59.5%)	69.4%	21.3%	(18.3%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2012	2011	Change $
Total profit for all segments	$34,108	$41,741	$(7,633)
Net income attributable to non-controlling interest in subsidiary	(161)	(102)	(59)
Elimination of intersegment profit	(519)	(1,946)	1,427
Net income attributable to controlling interest from continuing operations	33,428	39,693	(6,265)
Income from discontinued operations net of tax	3,401	225	3,176
Gain on sale of discontinued operations, net of tax	3,378	-	3,378
Net income attributable to controlling interest	$40,207	$39,918	$289

Astec Industries, Inc.
Backlog by Segment
December 31, 2012 and 2011
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2012 Backlog	139,828	88,123	4,265	13,904	17,671	263,791
2011 Backlog	115,775	98,262	6,149	21,342	27,090	268,618
Change $	24,053	(10,139)	(1,884)	(7,438)	(9,419)	(4,827)
Change %	20.8%	(10.3%)	(30.6%)	(34.9%)	(34.8%)	(1.8%)